EXHIBIT 10.15

Execution Copy

INVESTMENT AGREEMENT

September 16, 2020

MedMen Enterprises Inc.

10115 Jefferson Boulevard

Culver City, CA

90232

Subscription for Debentures

The “Investors”) propose to purchase, and MedMen Enterprises Inc. (the “Company” or the “Issuer”, and collectively with the Investors, the "Parties" or individually a "Party") proposes to sell, on a private placement basis completed in tranches (each a “Tranche”), over a twenty-four (24) month period commencing on the date hereof (subject to extension in writing by the Parties) (the “Offering Period”), unsecured convertible debentures of the Company in the form attached as Schedule B hereto (each a “Debenture” and collectively, the “Debentures”), which among other things will provide for a conversion price per Share (as defined below) that is equal to the closing price on the Trading Day (as defined herein) immediately prior to the closing date, or, if the closing occurs following the close of trading, the closing price on the day of closing.

Interest on the Debentures shall be at a rate of 7.5% per annum, paid semi-annually in arrears.

The Investors will fund Ten Million United States Dollars (US$10,000,000) in aggregate principal amount of Debentures, subject to conditions set forth in this Agreement. All dollar values shall be in US$ henceforth, unless explicitly provided otherwise. The Offering will consist of the following:

1.	An initial Tranche of US$1,000,000 (the “Initial Tranche”).

2.	The Issuer’s right to cause the Investors to subscribe for a subsequent Tranche of Debentures in a principal amount equal to US$1,000,000 (as to 50% for each Tranche to each of the Investors), twenty (20) Trading Days following the issuance of the Initial Tranche (each a “Subsequent Tranche” and, collectively, the “Subsequent Tranches”) and twenty (20) Trading Days following the issuance of each Subsequent Tranche, subject to the acceleration of such twenty (20) day period as set out herein.

3.	The Investors’ right (as to 50% for each Tranche to each of the Investors) to subscribe for up to four (4) additional Tranches of Debentures in mutually agreeable principal amounts per Tranche over the Offering Period, with any such Subsequent Tranche to be at least US$1,000,000.

In addition to the aggregate limit on the Debentures, in no event may the securities issuable to the Investors pursuant to a Tranche, when aggregated with the Class B subordinate voting shares (the “Shares”) and securities exercisable or convertible into Shares held by each of the Investors on the Closing Date of the particular Tranche, exceed 9.99% of the Company’s outstanding Shares on a partially diluted basis assuming exercise of the Warrants or any other convertible securities of the Issuer held by the Investor. For greater certainty, the Investors are not acting jointly or in concert in connection with this Investment Agreement, which statement is made by the Investors and not by the Company.

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Interest shall be guaranteed for the term of such Debenture despite the prepayment or conversion. From time to time the Borrower shall have the right to repay, in whole or in part, the then outstanding aggregate principal amount of the Debentures together with accrued and unpaid interest, if the Borrower also pays the Applicable Premium. “Applicable Premium” means seven and one-half percent (7.5%) of the Principal Amount being repaid, for each year or a portion thereof that remains outstanding for the term of the Debenture, less the amount of interest paid to the Investors in respect of the current year.

Warrants

At the Closing (as defined herein) of each Tranche, the Company shall issue to the Investors an amount of transferable Share purchase warrants in the form attached as Schedule E hereto (each a “Warrant” and collectively, the “Warrants”), equal to fifty five percent (55%) of the number of Shares a Debenture is convertible into for a particular Tranche. The exercise price per Share under the Warrants shall be equal to one hundred and twenty percent (120%) of the volume weighted average price of the Shares on the Canadian Securities Exchange (the “Exchange”) for the Trading Day immediately prior to the applicable closing date of a Tranche, subject to compliance with Laws, including the policies of the Exchange. Each Warrant shall permit the Investor to acquire one Share for twenty-four months from the Closing Date of the applicable Tranche.

Securities Lending Agreement

In connection with a particular Tranche one or more shareholders of the Issuer understand that it is a condition to a Tranche that a shareholder or shareholders agree to lend to the Investors that number of Shares that is equal to 140% of the number of Shares acquirable under the applicable Debenture, on the terms as set out in Schedule B or as may otherwise be agreed by the Investors with such shareholder or shareholders.

Mandatory Conversion

The Debentures shall provide for the automatic conversion into Shares in the event that the daily volume weighted average trading price of the Shares on the Exchange for forty-five (45) consecutive Trading Days is 50% above the Conversion Price (as defined in the Debentures).

Additional Tranche Requests by the Company

Each additional Tranche following the Initial Tranche shall be initiated upon the receipt by the Investors of a written notice from the Company (“Draw-Down Notice”) for an aggregate principal amount of US$1,000,000 in the form attached hereto as Schedule C no sooner than the earlier of: (a) twenty (20) Trading Days following the closing of the previous Tranche; and (b) the Trading Day on which the aggregate value of Shares traded between the Exchange under the stock symbol “MMEN” and OTC Markets under the symbol “MMNFF” since the last closing of a Tranche is at least US$8,500,000.

Upon receipt of a Draw-Down Notice, but subject to the Draw Conditions of each Subsequent Tranche being satisfied in favour of the Investors, the Investors shall as soon as practicable, and in no circumstances later than two (2) Business Days after receipt of the Draw-Down Notice, each duly execute a Subscription Agreement (substantially in the form of Schedule A attached hereto) in respect of such Subsequent Tranche, and deliver each such Subscription Agreement back to the Company. It shall not be a condition of closing of the Subsequent Tranche that a Subscription Agreement be delivered and the Company shall, absent a Subscription Agreement for the Subsequent Tranche, be permitted to treat the Subscription Agreement for the immediately preceding Tranche as being in respect of the Subsequent Tranche. The Company shall file such documents as are necessary with the Exchange, or otherwise, in connection with the issuance of the Debentures for the Subsequent Tranche and the potential issue of the related Shares for each such Subsequent Tranche. The Company shall provide the Investors and their counsel with a copy of any materials filed by the Company with the Exchange for each such Tranche, as well as a copy of any final materials following closing of a Tranche.

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 In order for a Tranche after the Initial Tranche to be initiated, the following conditions must be met (the “Draw Conditions”):

1.	the applicable Draw-Down Notice is provided more than twenty (20) Trading Days following the Closing of a previous Tranche, subject to acceleration as provided above or the Company and the Investors otherwise agreeing in writing to an earlier delivery of a Draw-Down Notice;

2.	the Company shall not be subject to any cease trade orders in the Reporting Jurisdictions;

3.	subject to waiver by the Investors, there shall not have been an Equity Conditions Failure and the Shares shall continue to be listed on the Exchange;

4.	parties (other than the Company) shall have committed to execute a Securities Lending Agreement (as set out below); and

5.	the Company shall deliver a certificate confirming the accuracy of all material representations and warranties contained in this Agreement, as if such material representations and warranties were provided as of the date of such Tranche, subject to changes to any such material representations and warranties as the Company determines are necessary as at such time.

Documents Required for a Company Requested Tranche

Assuming the Draw Conditions in respect to a Tranche have been met, the parties agree to execute and/or provide the following documentation and deliverables:

1.	on the Closing Date (as defined herein), the Company shall (a) issue original certificates representing the Debentures purchased in the form attached as Schedule B hereto (“Debenture Certificates”), and (b) issue and deliver original certificates to the Investors representing the Warrants to be issued (“Warrant Certificates”);

2.	a duly executed Securities Lending Agreement (substantially in the form attached as Schedule D hereto) in respect to the applicable Tranche and confirmation of the completion of the transfer of the applicable securities to the Investors pursuant to the agreement(s) on or prior to the Closing Date;

3.	a bring-down certificate of a senior officer of the Company in the form attached as Schedule F hereto attesting: (a) to the continued accuracy of all material representations, warranties and covenants contained in this Agreement, as if such representations, warranties and covenants were given as of the day funding of the applicable Tranche, except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date, subject to changes to any such material representations, warranties and covenants as the Company determines are necessary as at such time, subject to changes to any such material representations and warranties as the Company determines are necessary as at such time; (b) to the consolidated capitalization of the Company as of the date immediately preceding the Closing Date; and (c) there is no Equity Conditions Failure;

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4.	on the Closing Date, the Investors shall deliver same day funds to the Company, by wire transfer, bank draft or certified funds in United States Dollars against delivery of the Debenture Certificates and Warrant Certificates in relation to the applicable Tranche;

5.	on the Closing Date, the Company shall issue a press release announcing the completion of the Tranche, unless the Company and the Investors jointly agree that a press release should be issued prior to the Closing Date;

6.	evidence of approval of the Exchange, if required, to the applicable Tranche; and

7.	for the first Tranche only, a certificate of the transfer agent of the Issuer as to its due appointment as registrar and transfer agent of the Shares and the number of issued and outstanding Shares as of the date immediately preceding the Closing Date.

Compulsory Draw-Downs

Provided the Investors have completed the Initial Tranche, and subject to Section 9, the Issuer hereby grants to the Investors the right to purchase Debentures in four (4) Subsequent Tranches, with the value and the timing of each Subsequent Tranche to be determined jointly by the Parties, each acting reasonably, but with any such Subsequent Tranche to be at least US$1,000,000.

Participation Rights - Equity

Provided the Investors have closed on the Initial Tranche, the Issuer hereby grants to each Investor for so long as the Investor continues to holds at least 50% of the principal amount of the Debentures purchased, the right (the "Pre-Emptive Right") to purchase, directly or by an affiliate of the Investor, from time to time during the term of the Debenture issued pursuant to such Initial Tranche (the “Initial Debenture Term”), upon the proposed issue by the Company by way of public offering or private placement of Shares and/or securities convertible into Shares (each, a “Triggering Event”), up to twenty percent (20%) of the Shares and/or convertible securities issuable under a Triggering Event on substantially the same economic terms and conditions as those issuable to all other persons under a Triggering Event (the “Pre-Emptive Right Securities”). In the event that a Triggering Event consists of an issue of both Shares and securities convertible into Shares, the Pre-Emptive Right Securities shall be allocated to the Investors between Shares and convertible securities on the same pro rata basis as are allocated to other subscribers under the Triggering Event. During the Initial Debenture Term, the Company shall provide to the Investors with a Pre-Emptive Right written notice (a "Triggering Event Notice") as soon as practicable following a determination by the Company to effect a Triggering Event.

Each Triggering Event Notice shall include the number of Pre-Emptive Right Securities which the Investors shall be entitled to purchase as a result of the applicable Triggering Event, a calculation demonstrating how such number was determined, the price and the anticipated closing date and the terms and conditions of the Pre-Emptive Right Securities, if other than Shares. The Investors with a Pre-Emptive Right shall have a period of five (5) Business Days following its receipt of the Triggering Event Notice (the “Notice Period”) to exercise its right by delivering written notice thereof to the Company before the end of the Notice Period (the “Exercise Notice”). The Pre-Emptive Right is non-transferable, other than to an affiliate of the Investors. If the Investor fails to respond within such five (5) Business Day period, the Pre-Emptive Right will be deemed to automatically expire and such Investor will thereafter have no rights hereunder in respect of the applicable Triggering Event.

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The Issuer agrees that if a Triggering Event is a public offering by way of a prospectus, the Issuer shall include any Pre-Emptive Right Securities to be issued to the Investors pursuant to the Pre-Emptive Right as part of the prospectus offering, subject to applicable securities laws and/or the rules of the Exchange.

If the Issuer receives an Exercise Notice from an Investor within the Notice Period, then the Issuer shall, subject to the receipt and continued effectiveness of all required regulatory approvals (including, without limitation, the approval of the Exchange), which approvals the Issuer shall use all commercially reasonable efforts to promptly obtain (such efforts to include applying for any necessary price protection confirmations and seeking shareholder approval (if required) in the manner described below) and the closing of the relevant Triggering Event, issue to the Investor, against payment of the purchase price payable in respect thereof, the Pre-Emptive Right Securities set forth in the Exercise Notice.

If the Issuer is required, under applicable law and/or the rules of the Exchange, to seek shareholder approval for the issuance of the Pre-Emptive Right Securities to the Investor, then the Issuer shall call and hold a meeting of its shareholders to consider the issuance of the Pre-Emptive Right Securities, or at its option get written consent, if permitted, as soon as reasonably practicable. Subject to compliance with the above, the Issuer may close the Triggering Event prior to obtaining shareholder approval.

The closing of any private placement pursuant to an exercise of the Pre-Emptive Right will take place on the date that is not later than 20 Business Days after the expiry of the Notice Period, unless all filings, notices, approvals (including without limitation regulatory approvals) and authorizations necessary to complete the closing of such private placement have not been made, given or obtained by that date, in which case the closing will be extended for such period as is reasonably necessary to obtain the same.

Notwithstanding anything else contained herein, the Pre-Emptive Right shall not apply to: and of the following (the “Excluded Issuances”)

(a)	securities of the Issuer ("New Securities") issued pursuant to any stock dividend, stock split, share consolidation, share reclassification, reorganization, amalgamation, arrangement or merger involving the Issuer or any other similar event that affects all Shares in an identical manner;

(b)	New Securities issued pursuant to the Alternate Facilities (as defined below) or issued pursuant to the GGP Loan Agreement or the Hankey Loan Document, including an amendment, supplement or extension of either;

(c)	New Securities issued to employees or directors or officers or franchisees of, or consultants or advisors to, the Issuer or any of its Subsidiaries pursuant to a plan, agreement or arrangement or as a component of such Person’s compensation, as approved by the board of directors of the Issuer (the "Board") and any applicable Governmental Authority (as applicable), and any New Securities issued upon the exercise, conversion or exchange thereof;

(d)	New Securities issued to vendors, or other providers of goods and services, to the Issuer or any of its Subsidiaries, or to creditors of the Issuer or any of its Subsidiaries, to satisfy amounts owing to such persons;

(e)	New Securities issued upon the exercise, conversion or exchange of convertible securities of the Issuer or upon redemption of shares of MM CAN USA Inc. or upon redemption or conversion of units of MM Enterprises USA, LLC, in each case provided such issuance is pursuant to the terms of such convertible security or the provisions of such shares and related agreements;

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(f)	New Securities issued pursuant to the acquisition of another Person by the Issuer by amalgamation, arrangement, purchase of all or substantially all of the assets or shares of such Person, or other form of reorganization, or pursuant to a joint venture or similar transaction;

(g)	New Securities issued pursuant to the arm’s length acquisition of assets or shares of another Person;

(h)	New Securities issued following the expiration of the Initial Debenture Term;

(i)	New Securities issued pursuant to a shareholder rights plan of the Issuer approved by the Board;

(j)	New Securities issued pursuant to any non-brokered private placement, provided that such private placement consists of either (i) a minimum of $20,000,000 in gross proceeds to the Company, or (ii) the issuance of such number of Shares as is equal to at least 20% of the Company’s issued and outstanding Shares (or securities that would be convertible into at least 20% of the Company’s issued and outstanding Shares if converted on the date of completion of such private placement); and

(k)	New Securities issued pursuant to a transaction to which the Investor has agreed in writing the Pre-Emptive Right will not apply.

Participation Rights – Distributions

The holders of Warrants and Debentures shall each have the right to participate together with the holders of Shares in any and all distributions made to shareholders by the Company, on as converted basis, pursuant to the terms of such Warrants and Debentures.

Capitalized terms used but not defined above have the meanings ascribed to those terms in subsection 1(a) of this Agreement.

1. Definitions

(a) Where used in this Agreement, or in any amendment hereto, the following terms have the following meanings, respectively:

“affiliate” has the meaning ascribed to such term under Securities Laws;

“Agreement”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to this investment agreement and not to any particular section, subsection, clause, subdivision or other portion hereof and include any and every instrument supplemental or ancillary hereto;

“Annual Financial Statements” means the audited consolidated financial statements of the Company as at and for the 52 weeks ended June 29, 2019, and years ended June 30, 2018, together with the notes thereto and the Auditors’ report thereon;

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“Anti-Money Laundering Laws” means money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority;

“Auditors” means MNP LLP, the auditors for the Company;

"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Vancouver, British Columbia are authorized by law to close;

“Closing” means completion of a Tranche consisting of the issue and sale by the Company of Debentures purchased by the Investor pursuant to a Subscription Agreement;

“Closing Date” means the date for a Closing, as agreed to by the Company and the Investors, each acting reasonably;

“Closing Time” means 8:00 a.m. (Pacific) on the Closing Date, or any other time on the Closing Date as may be agreed to by the Company and the Investors;

“Company’s Counsel” means Cassels Brock & Blackwell LLP, Canadian legal counsel for the Company;

"Confidential Information" means all information relating to the Company, its affiliates and their respective business, affairs, financial position, assets, operations, activities, prospects and projects provided to the Investor and its affiliates, and their respective Representatives (as defined below), in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby, whether orally, visually, in writing or by any other means and whether or not it is identified as "confidential", including, without limitation:

(a)	all reports, evaluations, forecasts, compilations, records, interpretations, notes, analyses and documents, concepts or data, trade secrets and any other documents or information pertaining in any way whatsoever to the Company or any of its affiliates; and

(b)	all reports, evaluations, forecasts, compilations, records, interpretations, notes, analyses and documents prepared by the Investor and its affiliates, and their respective Representatives, containing or based upon, in whole or in part, the information referred to in (a) above or reflecting any such Person’s review of the Company or any of its affiliates or the transactions contemplated hereby; and

provided that Confidential Information will not include any information which:

(c)	is, or hereafter becomes, generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the Investor or its affiliates, or any of their respective Representatives in breach of this Agreement);

(d)	is, or hereafter becomes, available on a non-confidential basis from a source other than the Company or any of its affiliates (provided that such source is not and was not, to the Investor’s knowledge, bound by a confidentiality agreement with the Company or any of its affiliates to hold or retain such information on a confidential basis or is otherwise prohibited by a contractual, legal or fiduciary obligation from transmitting such portions of the Confidential Information to the Investor or any of its affiliates, or any of their respective Representatives;

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(e)	as shown by documentary evidence, is in the lawful possession of the Investor or any of its affiliates, or any of their respective Representatives, prior to its disclosure hereunder or in connection herewith and is not subject to any obligation of confidentiality; or

(f)	as shown by documentary evidence, has been independently acquired or developed without violating any confidentiality obligations under this Agreement or otherwise;

“Debenture” or “Debentures” means the 7.5% unsecured convertible debentures to be issued in connection with this Agreement, each with a term of twenty four (24) months, denominated in United States dollars, substantially in the form attached hereto as Schedule B;

“Debenture Shares” means the Shares issuable upon conversion of the Debentures;

“distribution” means “distribution” or “distribution to the public”, which terms have the meanings attributed thereto under the Securities Laws or any of them;

“Environmental Laws” means any applicable federal, provincial, state, municipal or local laws, by-laws, regulations, orders, policies, permits, licences, certificates or approvals having the force of law, domestic or foreign, relating to environmental, health or safety matters or hazardous or toxic substances or wastes, pollutants or contaminants;

“Equity Conditions” means: (a) the Shares are listed or designated for quotation as applicable on the Exchange and the OTC Markets, and shall not have been suspended from trading (except in respect of routine halts in connection with business announcements of the Company), nor shall delisting or suspension by such markets have been threatened in writing; (b) the Company shall not be in material breach of any covenant owing to the Investors under this Agreement or any Debentures or Warrants issued under this Agreement; (c) no proceedings shall have been commenced for the liquidation, dissolution, bankruptcy, insolvency or winding-up of the Company or any Material Subsidiary (without regard to any cure period therein); and (d) an aggregate minimum value of US$500,000 of Shares shall have traded as between the Exchange under the stock symbol “MMEN” and OTC Markets under the symbol “MMNFF” for the prior twenty (20) Trading Days;

“Equity Conditions Failure” means, with respect to a particular date, that on any day during the period commencing twenty (20) Trading Days immediately prior to such date, the Equity Conditions have not been satisfied (or waived in writing by the Investors);

“Exchange” means the Canadian Securities Exchange or such other stock exchange in Canada on which the Shares are principally traded;

"Force Majeure Event" means, in respect of a Party, any occurrence of lightning, fire, storm, flood, earthquake, accumulation of snow or ice, explosion, declared war, act of terrorism, failure of public utilities, pestilence, quarantine, civic unrest, labour strike, walk-out, lock-out or unrest, temporary emergency assertion or requirement of any Governmental Authority, pandemic (including, for greater certainty, the existing COVID-19 pandemic), epidemic, destruction of facilities or trade embargos which are beyond the reasonable control of the Party acting (and having acted) in a commercially reasonable manner and which prevents the Party from performing any of its obligations under this Agreement. For the purposes of this Agreement, an event of Force Majeure experienced by an affiliate of a Party shall be deemed to be an event of Force Majeure experienced by such Party;

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“GGP Loan Agreement” means that certain Second Amended and Restated Securities Purchase Agreement dated as of June 2, 2020 (as further amended, amended and restated, renewed, extended, supplemented, replaced or otherwise modified from time to time), among the Borrower, MM CAN USA, Inc., each other credit party party thereto, the purchasers party thereto and Gotham Green Admin 1, LLC;

“Governmental Authority” means any government, parliament, legislature, or any regulatory authority, agency, commission or board of any government, parliament or legislature, or any court or (without limitation to the foregoing) any other Laws, regulation or rule-making entity (including, without limitation, any stock exchange, securities regulatory authority, central bank, fiscal or monetary authority or authority regulating banks), having jurisdiction in the relevant circumstances;

“Hankey Loan Documents” means that certain Senior Secured Commercial Loan Agreement dated as of October 1, 2018, by and between Hankey Capital, LLC and Holdings, and all other agreements, instruments and documents entered into in connection therewith, as the same may be amended or modified from time to time;

“Hazardous Materials” means any hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold which is prohibited, controlled or regulated under Environmental Laws;

“IFRS” means International Financial Reporting Standards adopted by the International Accounting Standards Board;

“Insider” means a director or officer of the Company;

“Interim Financial Statements” means the consolidated financial statements of the Company as at and for the thirteen and thirty nine weeks ended March 28, 2020, and the notes thereto;

“Investors’ Counsel” means TingleMerrett LLP, Canadian legal counsel for the Investor;

“Laws” means any and all applicable laws, including all federal, provincial and local statutes, codes, ordinances, decrees, rules, treaties, regulations and municipal by-laws and all judicial, arbitral, administrative, ministerial, or regulatory judgments, orders, directives, decisions, rulings or awards of any Governmental Authority, all having the force of law, binding on or affecting the Person referred to in the context in which the term is used. Notwithstanding the foregoing, the definition of Laws excludes any U.S. federal laws, statutes, codes, ordinances, decrees, rules, regulations which apply to the production, trafficking, distribution, processing, extraction, and/or sale of marijuana (cannabis) and related substances (collectively, the “Excluded Laws”); provided, however, that Excluded Laws shall not include any provision of the Internal Revenue Code of 1986, as amended, including, without limitation, Section 280E of the Internal Revenue Code of 1986, as amended;

“Lien” means any mortgage, lien (statutory or otherwise), pledge, charge, security interest or encumbrance upon or with respect to any property of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement;

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“Material Adverse Effect” means any change (including a decision to implement such a change made by the Board or by senior management who believe that confirmation of the decision of the Board is probable), event, occurrence, violation, inaccuracy, circumstance, development or effect that is, individually or in the aggregate, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets (including intangible assets), capitalization, liabilities, financial condition, or results of operations of the Company and the Subsidiaries, taken as a whole, whether or not arising in the ordinary course of business, except any such change, event, occurrence, violation, inaccuracy, circumstance, development or effect resulting from or arising in connection with:

(a)	any change, development or condition in or relating to global, national or regional political conditions or in general economic, business, banking, regulatory, currency exchange, interest rates, rates of inflation or market conditions or in national or global financial, debt, commodities or capital markets;

(b)	any change, development or condition resulting from any act of terrorism or any outbreak of hostilities or declared or undeclared war or any escalation or worsening of the foregoing, the declaration by any Governmental Authority of a state of emergency or any natural disasters (including hurricanes, floods or earthquakes) or outbreaks of illness;

(c)	the occurrence of a Force Majeure Event;

(d)	any adoption, proposal, implementation or change in applicable generally accepted accounting principles;

(e)	the failure of the Issuer and its Subsidiaries to meet any internal, published or public projections, forecasts, guidance or estimates, including without limitation of revenues, earnings or cash flows;

(f)	the announcement of this Agreement or the transactions contemplated herein; or

(g)	any change in the market price or trading volume of any securities of the Issuer;

provided, however, (i) that with respect to clauses (a), (b) and (f) above, such matter does not have a materially disproportionate effect on the Issuer and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industries and businesses in which the Issuer and its Subsidiaries operates; and (ii) references in certain Sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a “Material Adverse Effect” has occurred

“material change”, “material fact” and “misrepresentation” shall have the meanings ascribed to such terms under Securities Laws;

"Material Subsidiary" means any Subsidiary of the Company for which, as at March 29, 2020, (a) the total assets of such Subsidiary exceeded ten percent (10%) of the consolidated assets of the Company, and (b) the aggregate revenue of such Subsidiary exceeded ten percent (10%) of the consolidated revenue of the Company, provided any Subsidiary the assets of which as classified as discontinued or held for sale shall not be a Material Subsidiary;

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions;

“NI 51-102” means National Instrument 51-102 – Continuous Disclosure Obligations;

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“Offering Period” means a twenty-four (24) month period commencing on the date of this Agreement (subject to extension in writing by the Parties);

“Operative Documents” means the Subscription Agreement in respect to a subscription for Debentures and each certificate representing the Debentures and Warrants issued in connection with same;

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Public Disclosure Documents” means each of the following: (i) management information circular of the Company dated January 17, 2020, as filed on SEDAR; (ii) the Interim Financial Statements and the management’s discussion and analysis of the financial condition and results of operations of the Company for the thirteen and thirty nine weeks ended March 28, 2020, as filed on SEDAR; (iii) the Annual Financial Statements and the management’s discussion and analysis of the financial condition and results of operations of the Company for the 52 weeks ended June 29, 2019 and the year ended June 30, 2018, as filed on SEDAR; (iv) all material change reports and news releases filed on SEDAR; and (v) the Company’s registration statement on Form F-10 filed with the Securities and Exchange Commission on August 24, 2020; and “Public Disclosure Document” means any one of them. For greater certainty, Public Disclosure Documents will also include any other material change reports (excluding confidential material change reports, if any), annual information forms, interim consolidated financial statements of the Company (including the related management’s discussion and analysis), annual audited consolidated financial statements of the Company (including the auditors’ report thereon and the related management’s discussion and analysis), business acquisition reports and information circulars which are filed by the Company with the Securities Commissions or similar authorities in each of the Provinces of Canada or with the Securities and Exchange Commission after the date of this Agreement and prior to the termination or expiration of this Agreement;

“Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company;

“Reporting Jurisdictions” means each of the provinces and territories of Canada in which the Issuer is a reporting issuer;

“Securities Commissions” means the securities commissions or similar securities regulatory authorities in the Reporting Jurisdictions;

“Securities Laws” means, collectively, all applicable securities laws in each of the Reporting Jurisdictions and the respective regulations, instruments and rules made under those securities laws, together with all applicable published policy statements, notices, blanket orders and rulings of the securities commissions or securities regulatory authorities of Canada and of each of the provinces and territories;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Shares” means the Class B Subordinate Voting Shares in the capital of the Company;

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Subscription Agreements” means, collectively, the agreements to subscribe for Debentures between the Company and the Investor substantially in the form attached hereto as Schedule A; and

“Subscription Agreement” means any one of them;

“Subsidiary" means as to any Person, any corporation or other business entity in which such Person or one or more of its Subsidiaries owns, directly or indirectly, sufficient equity or voting interests to enable it or them (as a group) to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries;

“to the knowledge of” or similar references, in respect of the Company, means to the actual knowledge of Zeeshan Hyder after due enquiry, in his capacity as Chief Financial Officer of the Issuer;

“Trading Day” means any day the Exchange is open for trading; and

“Warrant Shares” means Shares issuable upon exercise of the Warrants.

(b) Unless otherwise indicated, all references to monetary amounts in this Agreement are to lawful money of the United States.

(c) Any reference in this Agreement to a schedule, section, paragraph, subsection, subparagraph, clause or subclause will refer to a schedule, section, paragraph, subsection, subparagraph, clause or subclause of this Agreement.

(d) The schedules hereto are incorporated into this Agreement by reference and are deemed to be a part hereof.

(e) Unless otherwise expressly provided in this Agreement, words importing the singular number include the plural and vice versa and words importing gender include all genders and the gender neutral.

2. Company Representations and Warranties.

Representations and Warranties by the Company. The Company on behalf of itself and its Material Subsidiaries (collectively, the “Company” for the purposes of this Section 2) represents and warrants to the Investor, as of the date hereof and as of the Closing Time, and acknowledges that the Investor is relying upon such representations and warranties in entering into this Agreement, and agrees with the Investor, as follows:

(i) Eligibility and Compliance with Registration Requirements. The Company: (A) is a reporting issuer (within the meaning of Securities Laws) or the equivalent in the Reporting Jurisdictions, and (B) is in material compliance with the requirements of the Securities Laws of the Reporting Jurisdictions. The Shares of the Company are listed for trading on the Exchange and the Company is in material compliance with the listing requirements of the Exchange applicable to the Company.

(ii) Company Financial Statements. The Public Disclosure Documents contain no untrue statement of a material fact as at the date thereof nor do they omit to state a material fact which, as at the date thereof, was required to have been stated or was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made. The Company is in material compliance with its filings under, and has not failed to file or publish any document required to be filed or published under, the Securities Laws of the Reporting Jurisdictions. The Annual Financial Statements present fairly and accurately the financial position and results of the operations of the Company for the period then ended, and were prepared in accordance with either IFRS or US GAAP, as applicable, applied on a basis consistent with prior periods.

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(iii) Material Contracts. All contracts and agreements material to the Company other than those entered into in the ordinary course of its business (collectively the “Material Contracts”) have, subject to permitted redactions and other exceptions under the Securities Laws, if required to be filed under the Securities Laws have been disclosed in the Public Disclosure Documents or any previously filed financial statements of the Company. There are no material amendments to the Material Contracts that have been made other than as have been disclosed in the Public Disclosure Documents or any previously filed financial statements of the Company.

(iv) Independent Accountants. At all relevant times the auditors who audited the Annual Financial Statements are and have been independent public accountants as required under Securities Laws and there has never been a reportable event (within the meaning of NI 51-102) between the Company and such auditors, nor has there been any event which has led in the Company’s current auditors to threaten in writing to resign as auditors.

(v) No Material Adverse Change in Business. Since March 28, 2020, there has not been any adverse material change in the financial position or condition of the Company or any material damage, loss or other change of any kind whatsoever except as has otherwise been disclosed in the Public Disclosure Documents or as a result of any Force Majeure Event.

(vi) Good Standing of the Company. The Company has been formed and is existing under the laws of the Company’s jurisdiction of formation. No proceedings have been instituted or, to the knowledge of the Company, are pending for the dissolution or liquidation or winding-up of the Company. The Company has the corporate power and capacity to own the assets owned by it and to carry on the business carried on by it, and the Company holds all licences and permits that are required for carrying on its business in the manner in which such business has been carried on and is duly qualified to carry on business in all jurisdictions in which it carries on business. Other than in respect of certain United States federal laws relating to the cultivation, distribution or possession of cannabis in the United States, as disclosed in the Public Disclosure Documents, and other related judgments, orders or decrees (collectively, the "U.S. Federal Cannabis Laws") the Company is conducting its business in compliance with all Laws of each jurisdiction in which its business is carried on and is in compliance with all terms and provisions of all contracts, agreements, indentures, leases, policies, instruments and licences that are material to the conduct of its business, in each case other than non-compliance, that would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such contracts, agreements, indentures, leases, policies, instruments and licences are valid and binding in accordance with their terms and in full force and effect, and no breach or default by the Company, or event which, with notice or lapse or both, could constitute a breach or default by the Company, exists thereunder, in each case other than breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

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(vii) Capitalization. As of September 14, 2020, the authorized capital of the Company consists of an unlimited number of Super Voting Shares, and unlimited number of Subordinate Voting Shares (Shares) and an unlimited number of Preferred Shares issuable in series of which 815,295 Super Voting Shares, 436,012,948 Subordinate Voting Shares (Shares) and no Preferred Shares were issued and outstanding as fully paid and non-assessable shares in the capital of the Company. Other than (A) 210,453,381 options, warrants and restricted stock units in MedMen Enterprises Inc., (B) 554,642,550 Shares reserved for issuance upon exercise of outstanding convertible debentures of the Company, (C) 289,337,247 MM CAN USA, Inc. redeemable shares and warrants, and (D) 20,048,895 LTIP and redeemable units in MM Enterprises USA, LLC, or as disclosed in the Public Disclosure Documents, no Person has any agreement, option, right or privilege, whether pre-emptive, contractual or otherwise, capable of becoming an agreement for the purchase, acquisition, subscription for or issuance of any of the unissued shares of the Company, or other securities convertible, exchangeable or exercisable for shares of the Company.

(viii) Shareholder Sales. The Company has no knowledge of any proposed or planned sale of Shares by any shareholder who owns, directly or indirectly, 10% or more of the outstanding Shares, except pursuant to the Securities Lending Agreements.

(ix) Authorization of the Company. The Company has all requisite corporate power and capacity to enter into this Agreement, and the other Operative Documents to which it is a party and to perform the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each other Operative Document to which it is a party has been duly authorized by all necessary corporate action of the Company, and this Agreement has been, and at the Closing Time the other Operative Documents to which the Company is a party will have been, duly executed and delivered by the Company and this Agreement is, and at the Closing Time the other Operative Documents to which the Company is a party will remain (or will, upon execution and delivery in accordance with the terms hereof, be) a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and except as limited by the application of equitable remedies which may be granted in the discretion of a court of competent jurisdiction and that enforcement of the rights to indemnity and contribution set out in this Agreement and the Operative Documents (as the case may be) as may be limited by applicable Laws.

(x) Absence of Defaults and Conflicts. The Company is not in violation of its constating documents, except as disclosed in the Public Disclosure Documents, or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, license or other agreement or instrument to which the Company is a party or by which it is bound, or to which any of the property or assets of the Company is subject (collectively, the “Agreements and Instruments”), in each case other than violations or defaults that would not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the Operative Documents and the consummation of the transactions contemplated herein and therein (including the authorization, issuance, sale and delivery of the Shares and Warrants) and compliance by the Company with its obligations hereunder, did not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event under, or result in the creation or imposition of any lien upon any material property or assets of the Company pursuant to the Agreements and Instruments, nor will such action result in any violation or conflict with the provisions of the constating documents of the Company or any existing applicable Laws, except for such violations or conflicts that would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(xi) Absence of Disputes. No material labour dispute with the employees of the Company currently exists or, to the knowledge of the Company, is imminent. To the knowledge of the Company, no action has been taken or is contemplated to organize any employees of the Company.

(xii) Absence of Proceedings. Other than as disclosed in the Public Disclosure Documents, there are no material actions, suits, judgments, investigations or proceedings of any kind whatsoever outstanding or, to the Company’s knowledge, pending or threatened against or affecting the Company, or to the Company’s knowledge, its directors or officers at law or in equity or before or by any federal, provincial, state, municipal or other Governmental Authority.

(xiii) Other Reports and Information. The Company has not filed any material change reports or other documents on a confidential basis with the Securities Commissions that remain confidential as of the date hereof. There are no documents required to be filed with the Securities Commissions in connection with the Offering other than the filing of Form 45-106F1 pursuant to NI 45-106 together, in each case, with payment of applicable fees, where required by Securities Laws.

(xiv) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or Governmental Authority or agency or any other third party, including for certainty under the Agreements and Instruments were or are necessary or required for the performance by the Company of its obligations under any of the Operative Documents to which it is a party or the consummation of the transactions contemplated thereby, except such as have been already obtained or as may be required under applicable Securities Laws Laws or United States federal or state securities laws or pursuant to the rules and policies of the Exchange.

(xv) Possession of Licenses and Permits. The Company possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, provincial, municipal, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them in compliance with Laws, except where the failure to so possess would not, singly or in the aggregate, result in a Material Adverse Effect. The Company is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect. The Company has not received any written notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavourable decision, ruling or finding, would result in a Material Adverse Effect. There are no facts or circumstances known to the Company that could, in the reasonable opinion of the Company, lead to the revocation, suspension, modification, withdrawal or termination of any such Governmental Licenses where such revocation, suspension, modification, withdrawal or termination would, singly or in the aggregate, result in a Material Adverse Effect.

(xvi) Title to Property. The Company has good title to its material assets, as disclosed in the Public Disclosure Documents, free and clear of all material liens, charges and encumbrances of any kind whatsoever except (i) liens for taxes not yet due and payable or being contested in good faith by appropriate procedures; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (iv) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (v) liens that do not materially interfere with the Company’s continued use of such asset; (vi) liens that would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (vii) as disclosed in the Public Disclosure Documents.

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(xvii) Environmental Laws. To the knowledge of the Company, the Company is not in violation of any Environmental Laws, except for violations that would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, to the knowledge of the Company: (A) the Company has occupied its properties and has received, handled, used, stored, treated, shipped and disposed of all Hazardous Materials in compliance with all applicable Environmental Laws and has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective businesses; and (B) there are no orders, rulings or directives issued or threatened against the Company under or pursuant to any Environmental Laws requiring any work, repairs, construction or capital expenditures with respect to any property or assets of the Company. No written notice with respect to any of the matters referred to in this paragraph, including any alleged violations by the Company with respect thereto, has been received by the Company and no writ, injunction, order or judgement is outstanding, and no legal proceeding under or pursuant to any Environmental Laws or relating to the ownership, use, maintenance or operation of the property and assets of the Company, is in progress or, to the knowledge of the Company, threatened, which would be expected to have a Material Adverse Effect on the Company.

(xviii) Accounting Controls. Except as disclosed in the Public Disclosure Documents, the Company maintains, and will maintain, at all times prior to the Closing Date a system of internal accounting controls in compliance with applicable Securities Laws. The audit committee of the Company is comprised and operates in accordance with the requirements of National Instrument 52-110 - Audit Committees (“NI 52-110”).

(xix) Taxes, etc. All material tax returns, reports, elections, remittances, filings and withholdings required by Laws to have been filed or made by the Company have been filed or made (as the case may be). All taxes owing or otherwise required to be paid by the Company on or before the date of this Agreement have been paid on or before the date of this Agreement. The Company has been assessed for all applicable taxes to and including the year ended December 31, 2018 and has received all appropriate refunds. There are no agreements, waivers or other arrangements with any taxation authority providing for an extension of time for any assessment or reassessment or payment of taxes, or the filing of any tax returns, with respect to the Company. The Company has charged, collected and remitted on a timely basis all taxes, as required under applicable Laws.

(xx) Minute Books and Corporate Records. The minute books and records of the Company contain copies of all material proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of the Company up to the date of this Agreement. All of the material transactions of the Company have been recorded or filed in or with its books or records.

(xxi) Directors, Officers and Employees. The directors and officers of the Company are as disclosed in the Public Disclosure Documents and the compensation arrangements with respect to the Company’s named executive officers are as disclosed in the Public Disclosure Documents and except as disclosed therein, there are no pensions, profit sharing, group insurance or similar plans or other deferred compensation plans of any kind whatsoever affecting the Company.

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(xxii) Anti-Money Laundering. The Company is not in violation of any applicable Laws relating to terrorism or money laundering and no action, suit or proceeding by or before any court of Governmental Authority or any arbitrator non-Governmental Authority involving the Company with respect to applicable Laws relating to terrorism or money laundering is to the knowledge of the Company pending or threatened.

(xxiii) Foreign Corruption. Neither the Company nor, to the knowledge of the Company, any of its employees or agents have made any unlawful contribution or other payment to any official of, or candidate for, any federal, state, provincial or foreign office, or failed to disclose fully any contribution, in violation of any law, or made any payment to any foreign, Canadian, United States or provincial or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by applicable laws, in a manner that would reasonably be expected to have a Material Adverse Effect.

(xxiv) OFAC. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company, is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”); and the Company will not knowingly, directly or indirectly, use the proceeds of the Offering, or knowingly lend, contribute or otherwise make available such proceeds to any joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any United States sanctions administered by OFAC.

(xxv) No Broker. Except as otherwise disclosed to the Investors, there is no person, firm or corporation which has been engaged by the Company to act for the Company and which is entitled to any brokerage or finder’s fee in connection with this Agreement or the transactions contemplated hereunder

(xxvi) Non-Arm’s Length Transactions. Other than as disclosed in the Public Disclosure Documents, the Company is not materially indebted to any of its current or former directors or officers or any related parties of such current or former directors or officers, other than on account of directors’ fees, salaries, bonus and other employment or consulting compensation or expenses accrued but not paid, or to any of its shareholders. None of the officers and directors of the Company nor any of its shareholders is materially indebted or under any obligation to the Company, on any account whatsoever, other than for: (i) payment of salary, bonus and other employment or consulting compensation, (ii) reimbursement for expenses duly incurred in connection with the business of the Company, and (iii) for other standard employee benefits made generally available to all employees.

(xxvii) No Significant Acquisitions. There are no “significant acquisitions” or “significant probable acquisitions” for which the Company is required, pursuant to Securities Laws of the Reporting Jurisdictions, to include additional financial disclosure in the Public Disclosure Documents.

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(xxviii) Patents, Copyrights, etc. The Company owns or possesses the requisite licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights (“Intellectual Property”) necessary to enable it to conduct its business as now operated, except where the failure to so own or possess such Intellectual Property would not reasonably be expected to have a Material Adverse Effect.. There is no outstanding claim or action by any Person pertaining to, or proceeding pending, or to the Company’s knowledge threatened, which challenges the right of the Company with respect to any material Intellectual Property necessary to enable it to conduct its business as now operated. To the knowledge of the Company, the Company’s current products, services and processes do not infringe on any Intellectual Property or other rights held by any Person, and the Company is unaware of any facts or circumstances which might give rise to any of the foregoing, in each case other than infringements that would not reasonably be expected to have a Material Adverse Effect. The Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of its Intellectual Property.

(xxix) Indebtedness and Liabilities. Other than as disclosed in the Public Disclosure Documents or any previously filed financial statements of the Company, the Company has not guaranteed or agreed to guarantee any material debt, liability or other obligation of any kind whatsoever of any Person. There are no material liabilities of the Company, whether direct, indirect, absolute, contingent or otherwise, which are not disclosed or reflected in the Public Disclosure Documents, except those incurred in the ordinary course of its business and those disclosed to the Investors under the GGP Loan Agreement and the Hankey Loan Documents.

(xxx) Authorization of Securities. At the Closing Time, the Debentures and Warrants, will have been duly authorized for issuance and sale to the Investors pursuant to the Subscription Agreements. The Debenture Shares and the Warrant Shares when issued upon conversion of the Debentures and the exercise of the Warrants, as applicable, in each case in accordance with the terms thereof, will be duly allotted, validly issued and outstanding as fully paid and non-assessable, and will be free of all liens, charges, and encumbrances. All corporate action required to be taken by the Company for the authorization, issuance, sale and delivery of the Debentures, Warrants, Debenture Shares and Warrant Shares will have been validly taken as of the Closing Date.

(xxxi) Consents. To the knowledge of the Company, no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or Governmental Authority or agency in Canada is necessary or required for the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or as will be obtained prior to the Closing Time.

(xxxii) Warrant Certificates. At the Closing Time, the certificates representing the Warrants will have been approved and adopted by the directors of the Company and will not conflict with the policies of the Exchange or the articles of the Company.

(xxxiii) Use of Proceeds. The proceeds from the issuance of the Debentures will be used for the expenses of this Offering and for general corporate purposes.

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3. Investors Representations, Warranties and Covenants.

Each Investor severally and not jointly, represents, warrants and covenants to and with the Company, and acknowledges that the Company is relying upon such representations, warranties and covenants in entering into this Agreement, as of the date hereof and as of the Closing Time, that:

(i) the Investor has been formed and is existing under the laws of the Investor’s jurisdiction of formation and has the corporate power to enter into and perform its obligations under this Agreement;

(ii) the execution and delivery of and performance by the Investor of this Agreement has been authorized by all necessary action on the part of the Investor;

(iii) this Agreement has been duly executed and delivered by the Investor and constitutes a legal, valid and binding agreement of the Investor, enforceable against such Investor in accordance with its terms; and

(iv) the Investor has no knowledge of any Laws or action or proceeding pending or threatened by any Person to prohibit or restrict the Offering or prevent the consummation of the Offering.

4. Closing.

(a) Closing. Closings will be completed at the Closing Time by the electronic exchange of documentation, or at such physical place and time as the Investors and the Company agree upon, each acting reasonably. The documents described in “Documents Required for a Company Requested Tranche” on page 2 of this Agreement shall be presented by the Company at Closing in a form satisfactory to the Investors.

(b) Payment. At the Closing Time, and subject to the terms and conditions contained in this Agreement, the Company will issue and deliver to the Investors the Debenture Certificate and Warrant Certificate representing the Warrants, against payment by the Investors of the subscription proceeds.

5. Covenants of the Company.

The Company covenants with each of the Investors as follows:

(a) Utilization on Equity Related Activities.

(i) for a period of ten (10) Business Days following a Closing Date, the Company will not announce a proposal to do, or do any of the following unless the Company obtains the prior written consent of the Investors (which consent will not be unreasonably withheld, delayed or conditioned):

(A)	issue grant, sell or pledge or agree to issue, grant, sell or pledge any Common Shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Shares, other than as would be an Excluded Issuance (except paragraphs (h) and (j) in the definition thereof);

(B)	redeem, purchase or otherwise acquire any of its outstanding Shares;

(C)	split, combine or reclassify any of its Shares;

(D)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization; or

(E)	enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing.

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(b) Offering. The Company will use its commercially reasonable efforts to promptly do, make, execute, deliver or cause to be done, made, executed or delivered, all such acts, documents and things as the Investors may reasonably require (or which may be required pursuant to Securities Laws) from time to time for the purpose of giving effect to this Agreement and the other Operative Documents to which it is a party and take all such steps as may be reasonably within its power to implement the provisions of this Agreement and the other Operative Documents to which it is a party and the transactions contemplated hereunder and thereunder.

(c) Conditions. The Company will use its commercially reasonable efforts to fulfill or cause to be fulfilled, at or prior to the Closing Time, the conditions set out in Section 6 of this Agreement.

6. Conditions of Investors’ Obligations.

The obligations of the each of the Investors hereunder are subject to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a) Officer’s Certificate. At each Closing Time, there shall not have been, since the date of this Agreement, any Material Adverse Effect, and the Investors shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the applicable Closing Date, to the effect that (i) there has been no such Material Adverse Effect, (ii) the representations and warranties in Section 2 hereof are true and correct in all material respects with the same force and effect as though expressly made at and as of the applicable Closing Time, except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date, subject to changes to any such material representations, warranties and covenants as the Company determines are necessary as at such time, subject to changes to any such material representations and warranties as the Company determines are necessary as at such time, (iii) the Company has performed and/or satisfied all covenants and obligations on its part to be performed or satisfied at or prior to the applicable Closing Time, and (iv) no order having the effect of ceasing or suspending the distribution of the Debentures, the Debenture Shares, the Warrant Shares or the trading of any other securities of the Company has been issued and no proceedings for that purpose have been instituted by any Securities Commission or other Governmental Authority.

(b) Delivery of Debenture and Warrants. At the Closing of each Tranche of Debentures, the Investors shall have received a Debenture Certificate representing the principal amount of such Tranche, and a Warrant Certificate representing the applicable Warrants issuable pursuant to such Tranche.

(c) Subscription Agreements. Except as provided herein, at or prior to the applicable Closing Time, the Subscription Agreement shall have been duly executed and delivered by the Parties, and each Subscription Agreement shall be in full force and effect.

(d) Termination. This Agreement shall not have been terminated in accordance with Section 9.

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7. Conditions of the Company’s Obligations.

The obligations of the Company hereunder are subject to the performance by the each of the Investors of its covenants and other obligations hereunder, and to the following further conditions:

(a) Additional Documents. At the applicable Closing Time, the Company’s Counsel shall have been furnished with such documents as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Debentures and Warrants as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained. All proceedings taken by the Investors in connection with the issuance and sale of the Debentures and Warrants as herein contemplated shall be satisfactory in form and substance to the Company’s Counsel, acting reasonably.

(b) Subscription Agreements. Except as provided herein, at or prior to the applicable Closing Time, the applicable Subscription Agreement shall have been duly executed and delivered by the Investors and the Company, and each Subscription Agreement shall be in full force and effect.

8. Representations and Warranties to Survive.

All representations and warranties of the parties contained in this Agreement or in certificates of officers of the Company submitted pursuant hereto shall survive for a period of twelve (12) months following the conversion or repayment or repurchase of the Debenture(s) issued pursuant to the final Tranche, regardless of (i) any investigation made by or on behalf of the Investors or the Company, as applicable, or their respective affiliates or selling agents, any person controlling an Investors, their respective officers or directors, or any person controlling the Company, and (ii) delivery of and payment for the Debentures.

9. Termination of Agreement.

This Agreement shall terminate upon:

(a)	the date immediately following the later of: (i) expiration of the Pre-Emptive Right; and (ii) the sixty first (61st) calendar day following the Closing Date of the final Tranche;

(b)	the date on which this Agreement is terminated by the mutual written consent of the Parties;

(c)

the date on which this Agreement is terminated by written notice of the Company to the Investors as a result of the failure of any Tranche to be completed within five (5) Business Days of delivery of a Draw-Down Notice to the Investors, due to an act or failure by the Investors (provided, however, that in the event of the termination of this Agreement under this Section 9(c) the Pre-Emptive Right shall survive such termination in accordance with its terms);

(d)	the date on which this Agreement is terminated by written notice of the Investors to the Company as a result of: (i) an Event of Default as defined in the Debentures; (ii) a breach by the Company of any material term of this Agreement that is within the direct control of the Company and such breach is not remedied to the reasonable satisfaction of the Investors within thirty (30) days following the date of receipt by the Company of written notice of such breach from the Investors; or

(e)	the date on which this Agreement is terminated by written notice of the Investors to the Company on the dissolution or bankruptcy of the Company or any of the Material Subsidiaries or the making by the Company or any of the Material Subsidiaries of an assignment under the provisions of the Bankruptcy and Insolvency Act (Canada) or the taking of any proceeding by or involving the Company or any of the Material Subsidiaries under the Companies Creditors’ Arrangement Act (Canada) or any similar legislation of any jurisdiction.

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10. Entire Agreement.

This Agreement and the various Schedules hereto, once executed, constitute the entire agreement between the Company and the Investors in connection with the transactions described herein and supersedes all prior understandings, negotiations and discussions, whether oral or written, in relation to the transactions described herein.

11. Payment of Expenses.

Whether or not this Offering or the other transactions contemplated by this Agreement are completed, including, without limitation, in the event that the Investors terminate this Agreement pursuant to Section 9 hereof, the Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including all fees and expenses of Investors’ Counsel plus any applicable taxes thereon (collectively, the “Investors’ Legal Expenses”). The Investors’ legal expenses shall be capped at an aggregate $50,000, exclusive of taxes and disbursements in respect to the execution of this Agreement, however, the reasonable legal expenses of the Investors for Subsequent Tranches shall also be paid by the Company to a maximum of Cdn$3,000 per Tranche.

12. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Company and the Investors shall be directed as follows:

(a)	if to the Company:

Medmen Enterprises Inc. 10115 Jefferson Boulevard Culver City, CA 90232

	Attention:	Zeeshan Hyder
	Email:	zeeshan@medmen.com

and with a copy (which shall not constitute notice) to

Cassels Brock & Blackwell LLP Suite 2100, Scotia Plaza 40 King St. W. Toronto, ON M5H 3C2

	Attention:	Greg Hogan
	Email:	ghogan@cassels.com

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(b)	if to the Investors:

13. Parties.

This Agreement shall inure to the benefit of and be binding upon the Investor and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Investor and the Company and their respective successors any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Investor and the Company and their respective successors and for the benefit of no other person, firm or corporation.

14. Governing Laws.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

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15. Force Majeure.

Neither Party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by an act of Force Majeure, provided that the non-performing Party is without fault in causing such default or delay (each such event of Force Majeure meeting such qualifications being a "Force Majeure Event"). For any Force Majeure Event, the non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as such Force Majeure Event prevails and such Party continues to use its good faith commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance shall immediately notify the Party to whom performance is due in writing and describe in reasonable level of detail the circumstances causing such delay (a "Force Majeure Event Notice"). Promptly after receipt of a Force Majeure Event Notice, a representative of each Party shall meet (in person or by telephone) to discuss the Force Majeure Event and consider possible workarounds to the Force Majeure Event. In all cases, the Party claiming a Force Majeure Event shall make all reasonable efforts, including all reasonable expenditures, necessary to cure, mitigate or remedy the effects of the applicable Force Majeure Event.

16. Confidentiality.

Subject to Section 17: (a) the Parties agree to keep the terms of this Agreement in strict confidence to be disclosed only to such persons including officers, directors, employees or advisors of the respective Parties or prospective third parties on a "need to know" basis, and (b) the Investor acknowledges and agrees it has received, and will receive, Confidential Information about the Company and its Subsidiaries, and their respective business, assets and operations, and the Investor covenants that it shall keep all such Confidential Information confidential and not disclose it to any other Person other than to the directors, officers, employees and legal advisers of such Party (collectively, the "Representatives"), it being understood that in each case such disclosure shall only be made to those Persons who need to know such Confidential Information for the purpose of entering into this Agreement and consummating the transactions contemplated hereby.

17. Announcements and Press Releases.

(a)	In the event that any Parties wishes to make any press release or respond to press or other inquiries for information that, in any such case, relates to this Agreement or the transactions contemplated herein, then it shall provide the other Party with a draft thereof so that the other Party may review the proposed press release or inquiry response and advise the Party that proposes to make such release or provide such response of any comments that such other Party may have in respect thereto.

(b)	The obligations herein will not prevent any Party from making, after consultation with the other Party, such disclosure as its legal counsel advises is required by applicable Laws (including in order to comply with continuous disclosure or other requirements under applicable Securities Laws Laws or United States federal or state securities laws).

(c)	Notwithstanding anything else contained in this Agreement, each Party hereby consents to the reasonable disclosure by the other Party of the completion and nature of the transactions contemplated herein to Governmental Authorities, the security holders of the other Party and to any other Person in connection with any financing, offering, franchising, licensing, business combination or similar transaction proposed to be undertaken by the other Party, provided that in all cases where a Party proposes to make any disclosure of the completion, nature or terms of the transactions contemplated herein (whether with the consent of the other Party or in accordance with the foregoing exceptions to the requirement to obtain such consent), it will first advise the other Party of its intention to do so and it will use commercially reasonable efforts to enable the other Party to review and comment on such disclosure prior to the release thereof. The Investor acknowledges that the Company may be required, in accordance with applicable Securities Laws, to publicly disclose the transactions contemplated herein and to file a copy of this Agreement on SEDAR and on EDGAR.

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18. Time.

Time shall be of the essence of this Agreement. Except as otherwise set forth herein, specified times of day refer to Pacific time.

19. Counterparts.

This Agreement may be executed in any number of counterparts (including by PDF/email), each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

20. Effect of Headings.

The Section headings herein are for convenience only and shall not affect the construction hereof.

[Remainder of Page left intentionally blank.]

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Investor and the Company in accordance with its terms.

Yours very truly,

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The foregoing accurately reflects the terms of the transaction that we are to enter into and such terms are agreed to.

ACCEPTED as of this 16th day of September, 2020.

MEDMEN ENTERPRISES INC.

By:	/s/ Zeeshan Hyder
Name: Zeeshan Hyder
Title: Chief Financial Officer

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SCHEDULE A

Form of Subscription Agreement

(See attached)

SCHEDULE B

Form of Convertible Debenture

(See attached)

SCHEDULE C

Form of Draw-Down Notice

To:

Date:      ______________

Re:	Draw-Down Notice under Investment Agreement dated September 15, 2020, among the Investors and the undersigned (the “Investment Agreement”)

The undersigned hereby requests that the Investor complete the funding of Debentures in the principal amount of $1,000,000 as contemplated by this Agreement.

The undersigned hereby confirms that the Draw Conditions as defined in the Investment Agreement have been fulfilled.

Dated this ________ day of ______________, 20 .

MEDMEN ENTERPRISES INC.

By:
Authorized Signing Officer

SCHEDULE D

Form of Securities Lending Agreement

(See attached)

SCHEDULE E

Form of Warrant Certificate

(See attached)

SCHEDULE F

Form of Bring-down Certificate

(See attached)